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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Owens & Minor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2009

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

March 11, 2009

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, April 24, 2009 at 10:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement. Morning refreshments will be served, and complimentary valet parking will be available to shareholders attending the annual meeting.

The primary business of the meeting will be to (i) elect four directors and (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and answer any questions.

This year, we again are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You may vote your shares by the Internet or by telephone, or if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

President & Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 24, 2009

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 24, 2009 at 10:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect four directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009; and

3.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 3, 2009 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 11, 2009. This proxy statement, the proxy card and Owens & Minor’s 2008 Annual Report are being furnished on the Internet on or about March 11, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel

& Corporate Secretary

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 24, 2009

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the following four directors, each for a one-year term and until their respective successors are elected:

John T. Crotty, Richard E. Fogg, James E. Rogers and James E. Ukrop.

Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 3, 2009 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 3, 2009, 41,538,197 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to register your vote via the Internet. If your shares are held by your broker or bank in street name, please contact your broker or bank to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your broker or bank in street name, please contact your broker or bank to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of KPMG LLP.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The Company believes that the election of directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm are considered routine matters for which brokerage firms may vote shares for which they don’t receive voting instructions from the beneficial owner thereof with regard to those proposals. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

Abstentions, broker non-votes and, with respect to the election of directors, withheld votes, will not affect the outcome of the vote on the election of directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

What Constitutes a Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly returned proxy indicating “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of KPMG LLP.    The ratification of the appointment of KPMG LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

How May I Obtain a Paper Copy of the Proxy Materials?

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials?

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York Mellon, at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, Inc. to aid in the distribution and solicitation of proxies for approximately $5,500 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, the Company reviews its corporate governance policies and practices relative to the policies and practices recommended by groups and authorities active in corporate governance as well as the requirements of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are available on the Company’s website at http://www.owens-minor.com under “Corporate Governance” and are available in print to any shareholder upon request to the Corporate Secretary, Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, VA 23116.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Honor (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on its website.

Director Independence.    The Board of Directors has determined that the following eleven members of its twelve-member Board are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: A. Marshall Acuff, Jr., J. Alfred Broaddus, Jr., John T. Crotty, Richard E. Fogg, G. Gilmer Minor, III, Eddie N. Moore, Jr., Peter S. Redding, James E. Rogers, Robert C. Sledd, James E. Ukrop and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on the Company’s website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors identified as independent in this proxy statement meet these standards. The Board determined in February 2009 that G. Gilmer Minor, III met the requisite standards to be classified as an independent director since he has not been employed by the Company for more than three years, his son (who is employed by the Company) is not an executive officer and he otherwise satisfied the specified NYSE and Company requirements for independence.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met three times during 2008. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee engaged Frederic W. Cook & Co., Inc. to assess the competitiveness of the director compensation program; focused on development of new director candidates and succession planning for the company’s senior executives; and promoted opportunities for continuing director education. During the course of the year, the Committee approved certain amendments to the Company’s Bylaws and Corporate Governance Guidelines consistent with the shareholders’ approval of the Company’s proposal to eliminate its classified board structure, and also implemented certain changes to the director compensation program consistent with governance best practices, peer group experience and Internal Revenue Code Section 409A. In particular, the Committee recommended, and the Board approved, elimination of the annual and immediately exercisable 5,000-share stock option award for directors with a corresponding increase in the value of the restricted stock retainer for directors. Modest increases to the committee chair retainers and meeting fees were also implemented effective April 25, 2008.

The Governance & Nominating Committee is a strong proponent of continuing education programs for directors, believing that director education programs serve to enhance the skills of directors as well as inform them of new developments. During 2008, ten members of the Board attended a continuing director education program or conference, all of which were accredited by Risk Metrics.

The Governance & Nominating Committee will continue to monitor and support implementation of corporate governance best practices at Owens & Minor.

THE GOVERNANCE & NOMINATING

COMMITTEE

A. Marshall Acuff, Jr., Chairman

J. Alfred Broaddus, Jr.

Eddie N. Moore, Jr.

James E. Ukrop

Anne Marie Whittemore

BOARD MEETINGS

The Board of Directors held seven meetings during 2008. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2008 annual meeting of shareholders.

Under the Company’s Corporate Governance Guidelines, non-management directors meet in executive session after each regularly scheduled Board meeting, following which the independent directors then meet in executive session. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. James E. Rogers currently serves as lead director and presides over these executive sessions. As lead director, Mr. Rogers is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which he is a member (currently, the Executive Committee). Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 9 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors has the following committees:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm (subject, if applicable, to shareholder ratification). The Board of Directors has determined that each of Richard E. Fogg (Chairman of the Audit Committee) and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations, and that each is financially literate, as such term is interpreted by the Board in its business judgment. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 18 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including recommending Corporate Governance Guidelines. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company. Conducts an annual strategic planning retreat for the full board of directors and senior management.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating	Strategic Planning
A. Marshall Acuff, Jr.	X		X	X	X*
J. Alfred Broaddus, Jr.	X		X		X
John T. Crotty	X	X				X*
Richard E. Fogg	X	X*		X		X
G. Gilmer Minor, III	X*			X*
Eddie N. Moore, Jr.	X	X			X
Peter S. Redding	X	X				X
James E. Rogers	X			X
Robert C. Sledd	X		X			X
Craig R. Smith	X			X		X
James E. Ukrop	X	X			X
Anne Marie Whittemore	X		X*	X	X

No. of meetings in 2008	7	7	5	1	3	3

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

During 2008, with the assistance of Frederic W. Cook & Co., Inc., the Governance & Nominating Committee reviewed public company director compensation practices. Based on the results of this review, the committee recommended modest increases in the lead director retainer fee, committee chair fees and meeting fees in order to continue to retain and recruit qualified board members. In addition, consistent with the Company’s recent movement away from granting stock options to officers and teammates, the committee recommended elimination of the traditional stock option grant to directors and increased the restricted stock component of the annual retainer fee by the same amount. These recommended changes to director compensation were approved by the Board of Directors effective April 25, 2008.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors (effective April 25, 2008) for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$30,000	$80,000(1)
Additional Retainer for Lead Director	$40,000
Additional Retainer for Non-Executive Chairman	$200,000
Additional Retainer for Audit Committee Chair	$10,000
Additional Retainer for Compensation & Benefits Committee Chair	$9,000
Additional Retainer for Other Committee Chairs	$8,000
Board or Audit Committee Attendance Fee (per meeting)	$2,000
Compensation & Benefits Committee Attendance Fee	$1,800
Other Committee Attendance Fee (per meeting)	$1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	$1,000
Audit Committee Telephone Conference (per meeting)	$1,200
Board Retreat (annual 2-day meeting)	$3,000

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A. Marshall Acuff, Jr.	$65,700	$70,002	$0	—	—	—	$135,702
J. Alfred Broaddus, Jr.	56,700	70,002	0	—	—	—	126,702
John T. Crotty	69,700	70,002	0	—	—	—	139,702
Richard E. Fogg	71,700	70,002	0	—	—	—	141,702
G. Gilmer Minor, III	246,000	70,002	0	—	—	—	316,002
Eddie N. Moore, Jr.	60,300	70,002	0	—	—	—	130,302
Peter S. Redding	60,700	70,002	0	—	—	—	130,702
James E. Rogers	85,000	70,002	0	—	—	—	155,002
Robert C. Sledd	56,300	72,492	0	—	—	—	128,792
James E. Ukrop	55,300	70,002	0	—	—	—	125,302
Anne Marie Whittemore	66,700	70,002	0	—	—	—	136,702

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the dollar amounts of the expense recognized by the Company in 2008 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) (excluding any estimates for forfeiture related to service-based vesting conditions) and, accordingly, includes amounts from awards granted in previous years. Assumptions used in the calculation of these award amounts are included in Note 12 to the Company’s 2008 consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The stock award granted in 2008 to each of the above directors consisted of 1,733 shares of Common Stock restricted for a period of one year from the date of grant on April 25, 2008. The grant date fair value of the 2008 stock award computed in accordance with SFAS 123(R) was $79,995 for each director.

(3) No option awards were granted to directors in 2008.

(4) As of December 31, 2008, each non-employee director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Acuff	1,733	28,000
Mr. Broaddus	1,733	18,750
Mr. Crotty	1,733	20,000
Mr. Fogg	1,733	25,000
Mr. Minor	1,733	10,000
Mr. Moore	1,733	15,000
Mr. Redding	1,733	31,000
Mr. Rogers	1,733	31,000
Mr. Sledd	1,733	2,500
Mr. Ukrop	1,733	37,000
Ms. Whittemore	1,733	34,000

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, the Company’s Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 41 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in the Corporate Governance Guidelines. The Governance & Nominating Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Governance & Nominating Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs. The Company’s Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any recommendations from any shareholders for the 2009 annual meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s), except for communications screened for security purposes.

PROPOSAL 1: ELECTION OF DIRECTORS

In 2008, the Board of Directors adopted, and the shareholders approved, amendments to the Company’s Articles of Incorporation to eliminate the Company’s classified Board of Directors. Pursuant to these amendments, at the upcoming 2009 Annual Meeting of Shareholders, four directors will be nominated for election to serve for a one-year term. All twelve directors’ terms will expire in 2010. Beginning at the Annual Meeting of Shareholders in 2010 and thereafter, each director will stand for election for a one-year term. Each nominee for the 2009 Annual Meeting of Shareholders has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Information on each nominee and each continuing director is set forth below.

NOMINEES FOR ELECTION

For One-Year Term Expiring in 2010:

John T. Crotty, 71, is Managing Partner of CroBern Management Partnership, a healthcare investment firm, and President of CroBern, Inc., a healthcare consulting and advisory firm. Prior to co-founding these businesses, Mr. Crotty held several senior management positions during 19 years with American Hospital Supply Corporation, a hospital supply distribution company. He also serves on the boards of directors of three private companies in the healthcare industry and one public company, Omnicare, Inc., where he serves as Chairman. Mr. Crotty has been a director of the Company since 1999.

Richard E. Fogg, 68, retired in 1997 from the accounting firm of Price Waterhouse, LLP (now PricewaterhouseCoopers LLP) where he was a partner for 23 years and served in a variety of leadership positions, including Associate Vice Chairman, Tax. Mr. Fogg is a Certified Public Accountant. Since his retirement in 1997, Mr. Fogg has provided strategic consulting services to several non-public companies. Mr. Fogg has been a director of the Company since 2003.

James E. Rogers, 63, has served as President of SCI Investors Inc, a private equity investment firm, since 1993. He also serves on the boards of directors of Caraustar Industries, Inc. and NewMarket Corporation. Mr. Rogers has been a director of the Company since 1991.

James E. Ukrop, 71, has served as Chairman of First Market Bank, a Virginia bank, since 1998. He served as Chairman of Ukrop’s Super Markets, Inc., a retail grocery chain, from 1998 to 2007. He also serves on the board of directors of Legg Mason, Inc. Mr. Ukrop has been a director of the Company since 1987.

The Board of Directors recommends a vote FOR the election of each nominee as director.

DIRECTORS CONTINUING IN OFFICE

Terms expiring in 2010:

G. Gilmer Minor, III, 68, is Chairman of the Board of Owens & Minor. Mr. Minor, who joined the Company in 1963, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1984 to 2005. Mr. Minor retired from the Company effective November 1, 2005. He also serves on the board of directors of SunTrust Banks, Inc. Mr. Minor has been a director of the Company since 1980.

A. Marshall Acuff, Jr., 69, is President of AMA Investment Counsel, LLC, a business consulting firm, and is a Chartered Financial Analyst. He also serves as a Managing Director of Cary Street Partners, a financial management and investment banking firm. He retired in 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff has been a director of the Company since 2001.

J. Alfred Broaddus, Jr., 69, is retired. He previously served as President of the Federal Reserve Bank of Richmond from 1993 until his retirement in 2004. During his tenure as President, Mr. Broaddus also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. He also serves on the boards of directors of Albemarle Corporation, Markel Corporation and T. Rowe Price Group, Inc. Mr. Broaddus has been a director of the Company since 2004.

Eddie N. Moore, Jr., 61, is President of Virginia State University. Prior to assuming this position in 1993, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

Peter S. Redding, 70, is retired. He previously served as President & Chief Executive Officer of Standard Register Company, a leading document services provider, from 1994 until his retirement in 2000. He also serves on the board of directors of Nietech Corporation. Mr. Redding has been a director of the Company since 1999.

Robert C. Sledd, 56, is Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. He served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company, from 1995 until June 2008. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the board of SCP Pool Corporation. Mr. Sledd has been a director of the Company since 2007.

Craig R. Smith, 57, has served as President & Chief Executive Officer of Owens & Minor since 2005. Mr. Smith, who joined the Company in 1989, served as President and Chief Operating Officer of the Company from 1999 until 2005 and as Chief Operating Officer of the Company from 1995 to 1999. He also serves on the SunTrust Central Virginia Richmond Advisory Board. Mr. Smith has been a director of the Company since 2005.

Anne Marie Whittemore, 62, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation. Ms. Whittemore has been a director of the Company since 1991.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for 2009, subject to ratification by the shareholders. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2009.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2007 and 2008, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2007	Year 2008
Audit Fees	$1,210,904	$1,509,928
Audit-Related Fees	$29,775	$22,500
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,240,679	$1,532,428

Audit Fees.    These are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings as well as services performed in connection with Sarbanes-Oxley compliance and any services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees primarily for the annual audits of the Company’s employee benefit plan financial statements and consultations by management related to financial accounting and reporting matters.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve their performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2008 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the NYSE and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm, subject to shareholder ratification;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE AUDIT COMMITTEE

Richard E. Fogg, Chairman

John T. Crotty

Eddie N. Moore, Jr.

Peter S. Redding

James E. Ukrop

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Based solely on the Company’s records and information provided by the Company’s directors, executive officers and beneficial owners of more than 10% of the Common Stock, the Company believes that all reports required to be filed by the Company’s directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2008.

Stock Ownership Guidelines

Under the Company’s Management Equity Ownership Program (“MEOP”) adopted in 1997, officers are expected, over a five-year period, to achieve the following levels of ownership of Common Stock:

Officer	Value of Common Stock
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

Each officer who has served as an officer of the Company for at least five years has achieved his or her ownership objective.

In addition, the Board of Directors’ stock ownership guidelines provide that directors shall attain, within five years after their service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 3, 2009, the number of shares of Common Stock beneficially owned by each director and nominee, the Named Executive Officers (hereafter defined in the Summary Compensation Table) and all current executive officers and directors of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
G. Gilmer Minor, III	210,613	28,796	*
A. Marshall Acuff, Jr.	39,829	0	*
J. Alfred Broaddus, Jr.	26,289	0	*
John T. Crotty	52,966	0	*
Richard E. Fogg	40,246	0	*
Eddie N. Moore, Jr.	20,273	0	*
Peter S. Redding	49,253	0	*
James E. Rogers	58,870	0	*
Robert C. Sledd	4,613	0	*
James E. Ukrop	73,681	0	*
Anne Marie Whittemore	68,098	0	*
Craig R. Smith	479,895	0	1.16%
James L. Bierman	23,059	0	*
Charles C. Colpo	95,855	0	*
Mark Van Sumeren	36,429	0	*
Grace R. den Hartog	68,925	5,850	*
All Executive Officers and Directors as a group (23 persons)	1,611,316	42,646	3.98%

* Represents less than 1% of the total number of shares outstanding.

(1) Includes 790,193 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 3, 2009. Stock options exercisable within 60 days of March 3, 2009 for each of the Named Executive Officers are as follows:

Mr. Smith 280,000; Mr. Bierman 6,000; Mr. Colpo 52,575; Mr. Van Sumeren 13,430; and Ms. den Hartog 48,350.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 3, 2009, any person (including any “group” as that term in used in Section 13(d)(3) of the Exchange Act) who, to the Company’s knowledge, was the beneficial owner of more than 5% of the Common Stock (based solely on information contained in Schedule 13G filings made by each such person).

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105	2,660,906	(1)(2)	6.41%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	2,423,486	(1)(3)	5.83%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	2,439,137	(1)	5.87%

(1) According to such person’s Schedule 13G, such shares are owned in its capacity as an investment advisor.

(2) Reflects beneficial ownership by Barclays Global Investors, NA and its affiliated entities.

(3) These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

Equity Compensation Plan Information

The following table shows, as of December 31, 2008, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	1,254,000	$28.15	1,900,000
Equity compensation plans not approved by shareholders (2)	0	0	0
Total	1,254,000	$28.15	1,900,000

(1) These equity compensation plans are the 1998 Stock Option and Incentive Plan, 1998 Directors’ Compensation Plan, 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Owens & Minor’s compensation programs are structured to provide a framework that encourages sustained high Company and individual performance and to attract, retain and motivate management. The Company delivered strong financial results in 2008 notwithstanding the general economic decline in the second half of the year. The Company had an 8.2% increase in revenue over 2007 and a 41.8% increase in income from continuing operations. This strong performance led to payouts under the Company’s 2008 annual incentive plan near the high end of the payout range for executives as well as payouts at slightly above the target level of long-term performance share awards. The Company continued its efforts to more closely tie equity awards to performance by granting performance-based restricted stock awards in 2008 in combination with time-based restricted stock awards. Other elements of the Company’s executive compensation program remained consistent with prior years although the Committee continues to monitor and review each of these elements for fulfillment of program objectives and market competitiveness. Based on comparisons to peer group companies in 2008 (more fully discussed below), total direct compensation paid to the Named Executive Officers compared between the 25th percentile and median level of these peer companies, consistent with the level targeted by the Committee based on relative size, performance and elements of compensation. Specific details on the objectives, administration, elements, payout targets and results of the Company’s compensation program are provided in the discussion below.

Compensation Philosophy and Objectives of the Company’s Compensation Program

The Company’s philosophy on executive compensation is to establish and maintain programs and practices intended to accomplish the following objectives:

•	Promote achievement of the Company’s strategic objectives, both short-term and long-term;

•	Provide rewards that reflect the Company’s financial and operational performance as well as the executive’s individual performance;

•

Provide a total market competitive compensation package that will allow the Company to attract and retain executive-level talent while also aligning executives’ financial interests with those of shareholders; and

•	Provide a total executive compensation package that balances incentives for short-term and long-term performance and cost against expected benefit.

Administration and Procedure

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee of the Board of Directors (the “Committee”), which is currently composed of four independent directors. The Committee also evaluates the performance of the Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee and reviews with the Chief Executive Officer his annual evaluations of the other Named Executive Officers.

Participation of Executive Officers.    The executive officers generally do not play a role in evaluating or determining executive compensation programs or levels except as described under the caption “Annual Incentives” below. However, the Committee will solicit the views of the Chief Executive Officer on plan design issues from time to time, and the Chief Executive Officer provides performance evaluations of the other executive officers and recommendations as to compensation levels, including base salaries, adjustments to annual incentive payments to reflect individual performance (of which there were none for 2008) and long-term incentive awards.

Independent Advisor.    The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Committee to perform services without the prior approval of the Committee. The Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

For 2008, the Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) as its independent advisor to (1) provide guidance and recommendations on the selection of an appropriate peer group of companies against which to compare the reasonableness and competitiveness of the Company’s executive compensation program, (2) analyze competitive levels of each element of compensation and total compensation for each of the Named Executive Officers relative to the peer group and industry trends, (3) provide information regarding executive compensation trends, (4) review and analyze the costs and benefits of the Company’s Supplemental Executive Retirement Plan (“SERP”) and (5) advise the Committee regarding proposed modifications to the Company’s executive compensation program to assist it in meeting the executive compensation objectives listed above. The Cook firm also reviewed materials developed for Committee meetings and provided comments to the Chairperson of the Committee, participated in preparatory meetings prior to Committee meetings, attended Committee meetings as requested by the Chairperson of the Committee and periodically met in executive session with the Committee.

Factors Used to Determine Executive Compensation.    In 2008, the Committee considered a variety of factors in making decisions regarding compensation for the Named Executive Officers. The main factors were as follows:

Performance.    The Company’s policy is to provide its executive officers with compensation opportunities that are based upon the performance of the Company, their individual performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of the Company’s business requires a long-term approach, one element of the Company’s executive compensation program is long-term compensation. Although the Company has no specific policies on the percentage of total compensation that should be “short-term versus long-term,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Impact and Mix of Cash vs. Non-Cash Compensation.    The Company considers both the cost and the motivational value of the various components of compensation. Although the Company has no specific policies on the percentage of total compensation that should be “cash versus equity,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, the Committee evaluates compensation levels and programs through comparisons to available information for certain peer companies selected by the Committee (“Peer Companies”) based on recommendations from and analyses prepared by the Cook firm. The Committee believes that total direct compensation (base salaries, annual incentive opportunities and equity awards) should generally be competitive between the 25th percentile and the median (or median on a size-adjusted basis relative to the Peer Companies and taking into account that the officers have a SERP) for similarly experienced executives performing similar duties. However, the Committee does not rely on peer group comparisons to set executive compensation. Instead, the Committee uses peer group comparisons to assess the reasonableness and market competitiveness of its executive compensation decisions.

Based upon research and analysis conducted by both the Cook firm and the Company’s Human Resources Department, the peer company group used for compensation comparisons in 2007 was revised in 2008. The 2008 peer companies are those companies in healthcare distribution or other distribution industries, as well as those

Richmond, Virginia companies with whom the Company competes for executive talent, and whose revenue, net income, total assets and/or market capitalization align closely with that of the Company’s. Based upon these criteria, the following companies comprise the 2008 Peer Company group:

Peer Companies

C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Conway, Inc.	PSS World Medical, Inc.
Genuine Parts Company	Thermo Fisher Scientific Inc.
Henry Schein, Inc.	United Natural Foods, Inc.
JB Hunt Transport Services, Inc.	United Stationers Inc.
Mead Westvaco Corporation	W.W. Grainger, Inc.
Nash Finch Company

After selecting the 2008 Peer Companies, the Cook firm analyzed the 2007 compensation components and levels as reported for the top executive officer positions of the 2008 Peer Companies and prepared a comparison of the Company’s 2007 total direct compensation package and each element thereof to reported information for the Peer Companies.

Tally Sheets.    The Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that list and quantify (or value) each element of direct and indirect compensation provided to each individual executive and that demonstrate the portion of the executive’s total compensation that each element of compensation represents. This annual review of tally sheets also includes information on the value of each executive’s unexercised stock options and outstanding restricted stock awards as well as an evaluation of actual total compensation that would be paid to each executive officer upon the occurrence of certain events, particularly an officer’s retirement or a change in control of the Company. While considered by the Committee, the information from the tally sheets regarding unexercised stock options, outstanding restricted stock awards and total compensation paid upon the occurrence of certain events generally did not affect the Committee’s 2008 compensation decisions for the Named Executive Officers. This reflects the Company’s view that an executive’s compensation level should reflect the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    The Company considers the cost (including aggregate share usage and dilution) of the various components of the Company’s compensation program in evaluating the overall balance and reasonableness of the executives’ total direct compensation packages.

Elements of Compensation

In an effort to achieve the objectives identified above, the Company’s executive compensation framework in 2008 consisted of the following elements as further described below:

•	Base Salary;

•	Annual Incentives;

•	Long-Term Incentives (performance shares and restricted stock);

•	Deferred Compensation Plan;

•	Retirement/Post-Termination Compensation; and

•	Other Benefits.

The Company believes that the elements of its executive compensation framework support its short-term and long-term goals by providing the Company’s executive officers an appropriate mix of compensation elements that include (1) secure short-term compensation, (2) target-based annual and long-term compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

The Company believes base salary is the foundation of the Company’s executive compensation framework because it provides basic economic security at a level that allows the Company to recruit and retain key executive talent. All executive officers of the Company are employed on an “at will” basis, and there are no employment agreements. The Company reviews base salaries each April.

In making base salary decisions in April 2008, the Committee considered (1) individual attributes of each Named Executive Officer (such as responsibilities, skills, leadership and experience), (2) individual and overall Company performance levels and (3) the Named Executive Officer’s expected future contribution to the Company. The Committee also considered that the targeted average percentage salary increase for all Company teammates was 3.9% in 2008. The relative weight given to each of these factors varied by position and individual and was within the sole discretion of the Committee.

In particular, the Committee noted that, under the leadership of the Named Executive Officers, the Company had recorded strong performance in revenue growth and expense management in 2007 and accomplished several significant projects in 2007, including completion of the successful integration of the acute care business of McKesson Medical-Surgical, Inc. and renewal of agreements with one of the Company’s group purchasing organization partners and the Department of Defense. The following table sets forth the 2008 base salaries approved by the Committee in April 2008 for the Named Executive Officers and the percentage increase over 2007 base salaries:

Name	2008 Base Salary Amount (effective 4/2008)	2008 Base Salary Increase Percentage
Craig R. Smith	$800,000	5.09%
James L. Bierman	500,000	11.11%
Charles C. Colpo	401,500	10.00%
Mark Van Sumeren	445,000	3.06%
Grace R. den Hartog	355,000	4.03%

Mr. Bierman’s base salary increase reflects his exceptionally strong leadership and performance as Chief Financial Officer during his initial year with the Company. Mr. Colpo’s base salary increase reflects his promotion in 2008 to Executive Vice President, Administration.

Although the review of base salary information for the Peer Companies indicated that base salaries for the Named Executive Officers were slightly above the median for the Peer Companies, the Committee determined that it was in the Company’s best interest to leave 2008 base salaries above this median because, as described below, the other elements of the Company’s total direct compensation program for the Named Executive Officers (annual incentive compensation and equity awards) are below the median. The Company has historically been conservative when compared to the Peer Companies in granting equity awards under its long-term incentive program. The Company’s above-median base salaries allow its total direct compensation program to be competitive in the marketplace for key executive talent while remaining conservative with grants of equity awards.

Annual Incentives

The Company provides annual incentive opportunities to executive officers to motivate their performance in achieving the Company’s current year business goals. Each year, the Company establishes a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and which is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Plan”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

Prior to 2008, Annual Incentive Plan awards were paid 80% in cash and 20% in time-based restricted stock. However, beginning in 2008, the Company determined that the equity component of the annual incentive award was no longer appropriate because the long-term incentive program described below, with grants of both time-based and performance-based restricted shares, effectively aligns the interests of shareholders by promoting a focus on long-term growth and stock appreciation.

For the 2008 Annual Incentive Plan, the Company set compensation targets of 75% of base salary for the Chief Executive Officer and 50% of base salary for each of the other Named Executive Officers (“Target Payout Amount”), subject to the achievement of the Company’s target performance goals. The Chief Executive Officer’s Target Payout Amount of 75% of base salary versus 50% for other Named Executive Officers reflected the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance. The Committee’s review indicated that the 2008 Target Payout Amount was below the median for the Peer Companies for all Named Executive Officers; however, the 2008 Target Payout Amount, in combination with slightly higher than median base salaries and other elements of compensation, provided a competitive target annual compensation opportunity for each of the Named Executive Officers.

The Target Payout Amount was based on achievement of the following performance metrics (“Performance Metrics”) established in the Company’s annual business plan:

Performance Metric	Weight
Company net income	50%
Company revenues	25%
Company return on assets	25%

The Committee selected and the Board of Directors approved the Performance Metrics, the weights assigned to them and the target achievement levels in January 2008 based on discussions with and recommendations by the Company’s senior management, the approved business plan for 2008 and the growth and operational improvements in the Company’s five-year strategic plan. The specific Performance Metrics were selected because net income and revenue growth, together with effective asset management, were determined to be critical performance areas for the Company in 2008 and key indicators of successful growth and management. The Committee’s goal in setting actual achievement levels was to provide management with challenging yet potentially achievable targets that would lead the Company to meeting its 2008 business plan targets and position it to ultimately achieve the growth and improvement targets in its five-year strategic plan.

The Performance Metrics were structured as a range in which different levels of achievement resulted in decreased or increased incentive payouts relative to the Target Payout Amount; provided that the maximum payout could be no greater than two times the Target Payout Amount, a minimum threshold equal to 50% of the Target Payout Amount had to be achieved for a partial payout, and no incentive at all would be payable if the Company’s net income for 2008 did not exceed net income for 2007. The table below sets forth the actual target levels for the Performance Metrics.

2008 Performance Metric Achievement Levels

Actual Payout Amount vs. Target (1)	Company Revenues (millions)	Company Net Income (millions)	Return on Assets (%)
200% (Maximum)	$7,253	$99.00	6.00%
100% (Target)	7,185	95.00	5.50
50% (Threshold)	7,118	93.00	5.00

(1) For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target.

(2) The revenues Performance Metric represents growth over 2007 results of 5.0% at the threshold level, 6.0% at the target level and 7.0% at the maximum level. The net income Performance Metric represents growth over 2007 results of 28.1% at the threshold level, 30.9% at the target level and 35.5% at the maximum level. The return on assets Performance Metric represents improvement over 2007 results of 14.9% at the threshold level, 26.4% at the target level and 37.9% at the maximum level.

For 2008, the Company reported revenues of $7.24 billion and net income of $101.3 million. Return on assets was 6.23% in 2008. In determining incentive plan performance, the Committee made certain adjustments to revenues and net income as follows:

•

Inclusion of the Company’s direct-to-consumer (“DTC”) diabetic supply operations reflected as discontinued operations in the Company’s income statement for 2008 due to the sale of this business on January 2, 2009. The Committee believed it was appropriate to include the DTC operations in performance results for 2008 since the DTC business was part of the Company’s operations throughout 2008, but to exclude from net income the expenses and losses associated with divestiture of the DTC business.

•

Exclusion of costs and losses associated with the Company’s acquisition of assets of The Burrows Company on October 1, 2008 since these were one-time charges related to a strategic growth opportunity that were not reflective of actual management performance.

•

Exclusion of losses associated with termination of the Company’s interest rate swaps in 2008 based on the bankruptcy of one of the swap guarantors, which the Committee did not believe should negatively impact evaluations of management performance.

After factoring in the above adjustments, the Company achieved the following results relative to each Performance Metric and target achievement level:

•	Revenues of $7.199 billion, representing 120% of target.

•	Net income of $102.5 million, representing over 200% of target.

•	Return on assets of 6.43%, representing over 200% of target.

These financial and operational achievements resulted in a weighted-average annual incentive payout of 180% of Target Payout Amount and the following awards to the Named Executive Officers:

Name	2008 Annual Incentive Plan Actual Cash Payout Amounts
Mr. Smith	$1,080,000
Mr. Bierman	450,000
Mr. Colpo	361,350
Mr. Van Sumeren	400,500
Ms. den Hartog	319,500

The Company currently does not have any policy in place to adjust or recover awards of incentive or other compensation if the performance measures on which these awards were based were ever to be restated or adjusted such that it would reduce the amount of award earned, except as required by law.

Long-Term Incentives

The Company’s long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of the Company’s Common Stock and strengthen the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company’s long-term incentive program has two components: (1) annual equity awards and (2) the Company’s Management Equity Ownership Program (“MEOP”).

When making the 2008 long-term incentive equity award determinations, the Committee focused on the Company’s longer-term financial performance and balanced the need to align the Named Executive Officers’ financial interests with those of shareholders against considerations regarding volume of equity grants, including aggregate share usage, dilution and program costs. The Company has historically been conservative and below median when compared to the Peer Companies in its grants of equity awards under its long-term incentive program. In 2008, the Committee determined that it was in the Company’s best interests to continue to be conservative in the size of its grants of equity awards to Named Executive Officers because it believes such an approach limits aggregate share usage, dilution and program costs while maintaining a total direct compensation program that is competitive in the marketplace for key executive talent when the availability of the Company’s SERP is taken into account. However, the Committee took steps in 2008 to further link equity awards to Company performance by introducing grants of performance-based shares in lieu of performance-accelerated restricted stock. Pursuant to the Company’s long-term incentive program, the Named Executive Officers received long-term incentive awards in or for 2008 having the following grant date fair values:

Name	2008 Long-Term Incentive Awards
	Performance Based Shares ($ value) (a)	Restricted Stock ($ value) (a)	MEOP Restricted Stock ($ value) (a)(b)	Total

Mr. Smith	$460,206	$419,800	$165,363	$1,045,369
Mr. Bierman	138,062	125,940	77,501	341,503
Mr. Colpo	149,588	136,435	41,483	327,506
Mr. Van Sumeren	110,449	100,752	34,508	245,709
Ms. den Hartog	138,062	125,940	27,533	291,535

(a)    The amounts shown are the grant date fair value of the equity award computed in accordance with SFAS 123(R).

(b)    The equity awards were granted on February 4, 2009, and were based on the Named Executive Officers’ achievement of their respective 2008 target ownership amounts under the MEOP as of December 31, 2008.

Annual Equity Awards.    The Company’s shareholder-approved 2005 Stock Incentive Plan permits the Company to award grants of non-qualified stock options, incentive stock options, restricted stock, performance-based awards and stock appreciation rights.

Except in instances of initial executive hiring, job promotions and similar circumstances, the Company grants equity awards to executive officers one time each year. The Committee’s decision to grant equity-based awards (other than the restricted stock grants made in connection with the MEOP) is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. The Company strives to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

In 2006, the Company began to transition away from its past practice of making equity awards solely in the form of stock options and restricted stock and began using performance-accelerated restricted stock to tie the awards more closely to corporate performance. Performance-accelerated restricted stock permits accelerated vesting of the stock award if specified performance goals are achieved, with eventual vesting based on time for retention if the performance goals are not achieved. In 2007, approximately half of the value of the Company’s equity awards to executive officers consisted of stock options and half was performance-accelerated restricted stock. In 2008, based on recommendations of the Cook firm as part of an on-going review of the Company’s executive compensation program, the Company granted a combination of performance-based restricted stock (which is issued only upon the achievement of pre-established performance goals) (“Performance Shares”) and time-based restricted stock in lieu of granting shares of performance-accelerated stock and options. The Company believes that Performance Shares more closely link compensation to performance, which in combination with grants of time-based restricted stock, strengthen retention and incentive impact while maintaining alignment with growth in shareholder value.

In 2008, the Committee granted equity awards to the Named Executive Officers consisting of 50% time-based restricted stock that vests three years from the date of grant and 50% Performance Shares, which are earned only if the Company achieves the designated operating earnings performance requirement in 2008. If the performance requirement is met, the Performance Shares earned are issued in the form of restricted stock that vests two years from the date of grant. If the performance requirement is not met, the award is forfeited. The table below shows the 2008 operating earnings metrics established by the Committee for the Performance Shares. These achievement levels were selected based on the Company’s 2008 business plan and five-year strategic plan.

2008 Performance Share Achievement Levels

Actual Payout Amount vs. Target (1)	Operating Earnings (millions) (2)
150% (Maximum)	$181.00
100% (Target)	$177.00
50% (Threshold)	$170.00

(1)	For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target.
(2)	The operating earnings achievement levels represent increases over 2007 operating earnings of 20.7% at the threshold level, 25.7% at the target level and 28.6% at the maximum level.

The Company’s operating earnings in 2008 were $177.9 million, resulting in the issuance to each Named Executive Officer of the number of restricted shares indicated in the 2008 Long-Term Incentives Table on page 24 of this proxy statement based on achievement of 111% of target.

Management Equity Ownership Program.    In addition to the equity awards discussed above, each Named Executive Officer is eligible to earn an additional award of restricted stock each year by achieving requisite stock ownership levels under the Company’s MEOP. The MEOP was adopted in 1997 and is intended to further strengthen the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. These targets are four times base salary for the Chief Executive Officer and one and one-half times base salary for each of the other Named Executive Officers. The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding stock options). To encourage ownership and help executive officers meet their equity investment targets, participants may elect to receive a portion of their annual cash incentive award in restricted stock.

Under the MEOP, participants are given a five-year period to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2008, each Named Executive Officer had achieved his or her applicable target ownership amount. Because of the success of the MEOP in increasing and maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

Until a participant meets his or her target level of ownership, a 10% annual equity ownership dividend is paid on all Common Stock owned up to the participant’s full target level, provided the applicable interim ownership targets are achieved. The dividend is paid in the form of restricted stock that vests five years from the date of grant if the desired ownership level is maintained and the executive remains in the Company’s employ. The dividend is reduced to 5% for the years subsequent to a participant reaching his or her full target ownership amount. If a participant’s ownership falls below the target level, a portion of his or her annual bonus and/or salary increase, if earned, will be paid in the form of restricted stock and the dividend shares will be forfeited until the target ownership level is re-established.

In 2008, the Committee amended the MEOP to provide that, beginning with the MEOP dividends for 2009 (which would otherwise be granted in early 2010), the 5% dividend paid to participants for maintaining their achieved target ownership levels will be granted as Performance Shares as part of the 2010 (or applicable succeeding year) annual equity award rather than shares of time-based restricted stock. This amendment further reflects the Company’s increased focus on linking executive compensation to performance results.

Deferred Compensation Plan

The Company adopted an Executive Deferred Compensation Plan in 2004 into which certain officers are eligible to defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the officers and their families by providing an attractive opportunity to save for retirement and to ensure that the Company’s executive compensation program remains competitive in the marketplace for key executive talent. This plan is unfunded and provides for a single investment option in a fixed income fund selected by the Committee that pays the applicable market rate of interest. Only one Named Executive Officer participated in the Deferred Compensation Plan in 2008.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. Named Executive Officers are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as any Company teammate. Because the Company froze its defined benefit pension plan on December 31, 1996, only two of the five Named Executive Officers are participants under this plan and are entitled to benefits at the normal retirement age of 65.

The Company provides supplemental retirement benefits under the SERP for certain officers of the Company selected by the Committee, including the Named Executive Officers, as further described on page 36 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provide long-term service excellence to the Company (thereby promoting retention of highly performing executive talent). The SERP entitles the Named Executive Officers who meet its age and service requirements to receive a specified percentage (65% for Mr. Smith and 60% for each of the other Named Executive Officers) of their average base salary plus bonus for the highest consecutive five out of the last 10 years preceding retirement, reduced by any benefits payable under the Company’s pension plan, defined benefit plans of prior employers and Social Security. The estimated annual benefits payable under the SERP upon retirement of the Named Executive Officers at age 65 are as set forth on page 36 of this proxy statement under the “Pension Benefits Table.” These amounts are reviewed and considered by the Committee each year in evaluating tally sheets on total executive compensation to ensure that the amounts are reasonable in light of the purpose of the SERP and relative to the marketplace generally. During 2008, the Cook firm analyzed the SERP, including expected short-term and long-term costs and benefits, and the prevalence of these compensation plans among the Peer Companies. Although only about 25% of the Peer Companies have SERPs, the Committee determined that the benefits attributable to the SERP offset its conservative annual equity awards and are currently necessary to provide a competitive target total compensation program to the Named Executive Officers. The Company will continue to evaluate the SERP as it makes changes to its overall executive compensation program to enhance performance-based annual and long-term incentives.

Change in Control Agreements

The Company has entered into change in control agreements with certain officers, including all of the Named Executive Officers other than Mr. Bierman, as described on page 40 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the change in control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing employment. The change in control agreements help the Company to attract and retain key executive talent that could have other job alternatives that may appear to be less risky absent these arrangements.

The change in control agreements are subject to annual review and revision by the Company. The severance payment obligation under the severance agreements have a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated within 24 months after such change in control. The change in control agreements provide for the payment of excise tax gross-ups under certain circumstances to help ensure that the executive actually receives the benefit that the severance agreements are designed to provide. The Company believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control. This structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. The Company reviews on an annual basis, in connection with the preparation and evaluation of executive compensation tally sheets, the severance amounts that would be payable to each Named Executive Officer upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Company’s compensation decisions with regard to any specific element of the Company’s 2008 executive compensation program.

Equity award grants made in 2006 and after have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. However, under the terms of pre-2006 equity award grants, upon a change in control of the Company, the executive officers’ outstanding shares of restricted stock would vest and certain stock options would become immediately exercisable. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

The Company has a formal severance policy described on page 39 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. The Company believes this policy is necessary to promote management stability and provide consistent treatment of its departing officers as well as to treat these individuals fairly in circumstances where their performance does not constitute cause for employment termination. The Company also believes the severance policy helps the Company attract and retain key executive talent that could have other job alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for a relatively short period of time (based on years of service to the Company) in an effort to assist him or her in finding alternative officer-level employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, the Company provides certain other benefits to executives, including the Named Executive Officers, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that the Company’s executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in footnote (6) to the Summary Compensation Table on page 31 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). The Company only pays for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the Named Executive Officers. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2008, the Company exceeded the deduction cap only with respect to the Chief Executive Officer.

Chief Executive Officer Compensation

Notwithstanding the fact that the Company’s compensation policies are applied in the same manner to all executive officers, including the Chief Executive Officer, the 2008 total direct compensation for Mr. Smith was substantially higher than that of the other Named Executive Officers. The differential between the compensation of Mr. Smith and the other Named Executive Officers reflects the significant differences in their relative responsibilities and authority. The Company believes that the scope of Mr. Smith’s responsibilities and authority, together with his ability to impact the Company’s performance, is significantly greater than that of the other Named Executive Officers and, accordingly, is reflected in his compensation. Mr. Smith’s compensation also compares at the median level for Chief Executive Officers of the Peer Companies, consistent with the policy for other Named Executive Officers, and thus reflects market differentials for the Chief Executive Officer position versus other executives.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee is responsible for making recommendations to the Board of Directors on the compensation of Craig R. Smith, the Company’s President & Chief Executive Officer, in addition to reviewing and approving management’s recommendations for compensating all corporate officers. The Committee also administers and implements the Company’s incentive-compensation plans and equity-based plans as described in its charter, which can be found on the Company’s website.

The Committee’s decisions and recommendations regarding the compensation of the President & Chief Executive Officer were made within the context of the philosophy, principles and program objectives presented in the foregoing Compensation Discussion and Analysis. The Committee periodically reviews the elements that comprise the Company’s compensation program to ensure a proper balance between the history of the overall program, including the role of each element, and emerging best practices for the design and governance of executive compensation plans and practices.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION & BENEFITS COMMITTEE

Anne Marie Whittemore, Chairman

A. Marshall Acuff, Jr.

J. Alfred Broaddus, Jr.

Robert C. Sledd

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2006, 2007 and 2008 the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive officers (“Named Executive Officers”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (6) ($)	Total ($)
Craig R. Smith	2008	$788,077	$0	$1,237,867	$141,650	$1,080,000	$305,466		$42,044	$3,595,104
President & Chief	2007	750,176	135,938	876,344	452,496	343,704	303,851		40,844	2,903,353
Executive Officer	2006	717,307	0	517,343	535,078	0	214,516		50,157	2,034,401

James L. Bierman (4)	2008	$484,615	$0	$137,326	$30,730	$450,000	$0	(4)	$23,907	$1,126,578
Senior Vice President &	2007	238,926	50,000	32,997	17,072	79,012	0	(4)	24,049	442,056
Chief Financial Officer

Charles C. Colpo	2008	$390,269	$0	$187,829	$62,886	$361,350	$92,622		$30,318	$1,125,274
Executive Vice	2007	350,221	39,589	86,810	91,161	109,865	88,046		44,396	810,088
President,	2006	313,415	0	68,327	78,618	0	51,798		30,048	542,206
Administration

Mark Van Sumeren	2008	$440,937	$0	$144,871	$51,627	$400,500	$77,636		$26,486	$1,142,057
Senior Vice President,	2007	428,007	0	77,171	63,298	129,970	38,002		30,670	767,118
Strategic Planning &	2006	415,768	0	111,249	77,855	0	0	(5)	30,920	635,792
Business Development

Grace R. den Hartog	2008	$350,766	$0	$219,960	$69,329	$319,500	$38,100		$20,025	$1,017,680
Senior Vice President,	2007	336,320	40,624	75,641	85,731	102,713	0	(5)	20,954	661,983
General Counsel &	2006	321,609	0	53,844	80,322	0	14,990		27,521	498,286
Corporate Secretary

(1) The amounts included in columns (e) and (f) are the dollar amounts of the expense recognized by the Company in 2006, 2007 and 2008 for financial statement reporting purposes in accordance with SFAS 123(R) (excluding estimates for forfeitures related to service-based vesting conditions) and, accordingly, include amounts from awards granted in and prior to each of such years. These awards are included in those individually listed for each Named Executive Officer in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 34 of this proxy statement. Assumptions used in the calculation of these amounts are included in note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2006 and 2007 and note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated herein by reference. Information on individual stock and option awards granted to the Named Executive Officers in 2008 is set forth in the table entitled “Grants of Plan Based Awards” on page 32 of this proxy statement. The actual value a Named Executive Officer may receive depends on market prices and there can be no assurance that the amounts shown will actually be realized.

(2) The amounts included in column (g) reflect cash awards to the Named Executive Officers under the Company’s performance-based annual incentive plans for 2006, 2007 and 2008. The awards under the 2008 Annual Incentive Plan are discussed under “Compensation Discussion and Analysis — Annual Incentives” on page 21 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans of the Company during 2006, 2007 and 2008 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For additional information on the Company’s pension plans, see “Retirement Plans” on page 35 of this proxy statement. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(4) Mr. Bierman’s employment commenced effective June 13, 2007. He was not eligible to become a participant in the SERP in 2007. In 2008, Mr. Bierman became eligible to participate in the SERP and received retroactive credit for two years of service under the terms of the plan. Accordingly, the change in the actuarial present value of the accumulated benefit under the SERP for 2008 was calculated relative to an accrued benefit on December 31, 2007 rather than zero. The change in the actuarial present value of the accumulated benefit under the SERP from January 1, 2008 to December 31, 2008 was a negative number ($38,828) due to a lower accrued SERP benefit in 2008 relative to the accrued SERP benefit for 2007 based on Mr. Bierman’s retroactive service credit.

(5) For 2007, the change in pension value was a negative number for Ms. den Hartog ($28,907) due to a lower accrued SERP benefit in 2007 and an increase in the discount rate used to compute the present value. For 2006, the change in pension value was a negative number for Mr. Van Sumeren ($15,769) due to a lower accrued SERP benefit in 2006 and an increase in the discount rate used to compute the present value.

(6) For 2008, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	401(k) Plan Company Match	Annual Physical	Other	Total
Mr. Smith	$6,989	$2,975	$12,880	$15,500	$3,700	$0	$42,044
Mr. Bierman	9,600	0	0	10,407	3,900	0	23,907
Mr. Colpo	6,524	0	6,122	12,522	5,150	0	30,318
Mr. Van Sumeren	9,600	0	0	13,186	3,700	0	26,486
Ms. den Hartog	8,900	3,500	0	7,625	0	0	20,025

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows equity awards granted to the Named Executive Officers during the year ended December 31, 2008.

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Craig R. Smith	1/31/08 1/31/08 3/24/08 N/A	$	— — — 300,000	$	— — — 600,000	$	— — — 1,200,000	— — — 5,000	— — — 10,000	— — — 15,000	4,659 2,080 10,000 —	— — — —	— — — —	$192,510 85,946 419,800 —

James L. Bierman	1/31/08 3/24/08 N/A	$	— — 125,000	$	— — 250,000	$	— — 500,000	— — 1,500	— — 3,000	— — 4,500	478 3,000 —	— — —	— — —	$19,751 125,940 —

Charles C. Colpo	1/31/08 1/31/08 3/24/08 N/A	$	— — — 100,375	$	— — — 200,750	$	— — — 401,500	— — — 1,625	— — — 3,250	— — — 4,875	689 665 3,250 —	— — — —	— — — —	$28,469 27,478 136,435 —

Mark Van Sumeren	1/31/08 1/31/08 3/24/08 N/A	$	— — — 111,250	$	— — — 222,500	$	— — — 445,000	— — — 1,200	— — — 2,400	— — — 3,600	899 787 2,400 —	— — — —	— — — —	$37,147 32,519 100,752 —

Grace R. den Hartog	1/31/08 1/31/08 3/24/08 N/A	$	— — — 88,750	$	— — — 177,500	$	— — — 355,000	— — — 1,500	— — — 3,000	— — — 4,500	710 621 3,000 —	— — — —	— — — —	$29,337 25,660 125,940 —

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2008 Annual Incentive Plan if minimum performance conditions were met and represents 50% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2008 salary and position (75% of base salary for the Chief Executive Officer and 50% of base salary for the other Named Executive Officers). The 2008 Annual Incentive Plan payouts are included under “Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2008 performance-based share grants if minimum performance conditions are met and represents 50% of the target restricted stock award level shown in column (g) which is based on meeting target performance conditions. The amount shown in column (h) is 150% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of threshold, target or maximum operating earnings goals for 2008 as discussed on page 24 of this proxy statement and vest two years from the date of grant based on the executive’s continued employment with the Company. A table setting forth performance-based restricted stock awards can be found on page 24 of this proxy statement.

(3) The amounts shown in column (i) represent the following restricted stock grants:

(a) Except for Mr. Bierman, who was not yet eligible to receive a MEOP dividend, the first listed grants on 1/31/2008 were for shares of restricted stock awarded to the Named Executive Officer for achieving his or her

Common Stock ownership requirement under the MEOP for the year ended December 31, 2008. These shares vest five years from the date of grant based on the executive’s continued employment with the Company.

(b) The second listed grants on 1/31/2008 (and the only grant on that date for Mr. Bierman) were for shares of restricted stock granted under the Company’s 2007 Annual Incentive Plan and that vest three years from the date of grant based on the executive officer’s continued employment with the Company.

(c) The grants on 3/24/08 were for shares of restricted stock awarded as part of the Company’s annual equity grant to the Named Executive Officers. These shares vest three years from the date of grant based on the executive’s continued employment with the Company. The other part of the Company’s annual equity grant to the Named Executive Officers in 2008 were performance-based grants of restricted stock contingent on meeting specified performance conditions as described in footnote (2) above.

Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2008.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with SFAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each Named Executive Officer information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2008.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Craig R. Smith	50,000 50,000 50,000 37,500 50,000 17,500 10,000 — — — — —	— — — — — 7,500 15,000 — — — — —	— — — — — — — — — — — —	$8.31 18.48 24.64 29.58 29.94 32.00 36.11 — — — — —	2/02/10 4/24/10 4/28/11 4/28/12 7/28/12 4/27/13 4/26/14 — — — — —	7,006 3,215 4,871 1,450 5,000 11,054 3,765 6,250 4,659 2,080 10,000 —	$263,776 121,045 183,393 54,593 188,250 416,183 141,752 235,313 175,411 78,312 376,500 —	— — — — — — — — — — — —	— — — — — — — — — — — —
Total	265,000	22,500	—	—	—	59,350	2,234,528	—	—
James L. Bierman	4,000 — —	6,000 — —	— — —	$33.94 — —	6/13/14 — —	5,000 478 3,000	$188,250 17,997 112,950	— — —	— — —
Total	4,000	6,000	—	—	—	8,478	319,197	—	—
Charles C. Colpo	8,500 9,600 15,750 7,350 4,700 — — — — — —	— — — 3,150 7,050 — — — — — —	— — — — — — — — — — —	$8.31 24.64 29.58 32.00 36.11 — — — — — —	2/02/10 4/28/11 4/28/12 4/27/13 4/26/14 — — — — — —	3,250 665 689 2,938 1,097 753 2,100 470 799 656 584	$122,363 25,037 25,941 110,616 41,302 28,350 79,065 17,696 30,082 24,698 21,988	— — — — — — — — — — —	— — — — — — — — — — —
Total	45,900	10,200	—	—	—	14,001	527,138	—	—
Mark Van Sumeren	5,530 3,160 — — — — — — —	2,370 4,740 — — — — — — —	— — — — — — — — —	$32.00 36.11 — — — — — — —	4/27/13 4/26/14 — — — — — — —	2,400 787 899 1,975 1,538 1,580 162 1,505 1,209	$90,360 29,631 33,847 74,359 57,906 59,487 6,099 56,663 45,519	— — — — — — — — —	— — — — — — — — —
Total	8,690	7,110	—	—	—	12,055	453,871	—	—
Grace R. den Hartog	5,000 12,000 13,500 7,350 4,200 — — — — —	— — — 3,150 6,300 — — — — —	— — — — — — — — — —	$18.48 24.64 29.58 32.00 36.11 — — — — —	4/24/10 4/28/11 4/28/12 4/27/13 4/26/14 — — — — —	3,000 621 710 2,625 1,125 968 2,100 482 637 269	$112,950 23,381 26,732 98,831 42,356 36,445 79,065 18,147 23,983 10,128	— — — — — — — — — —	— — — — — — — — — —
Total	42,050	9,450	—	—	—	12,537	472,018	—	—

(1) Stock options vest as follows: 40% one year after grant, 30% two years after grant and 30% three years after grant. The following sets forth the dates on which unexercisable options listed above (1) were granted, (2) will become fully vested and (3) will expire:

Grant Date	Vesting Date	Expiration Date
4/27/2006	4/27/2009	4/27/2013
4/26/2007	4/26/2010	4/26/2014

(2) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from February 2009 to January 2013.

(3) The market value of the restricted shares was calculated based on $37.65 per share, the closing price of the Company’s Common Stock on December 31, 2008. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each Named Executive Officer information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2008.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig R. Smith	70,000	$2,085,386	10,579	$447,701
James L. Bierman	—	$—	—	$—
Charles C. Colpo	13,700	$405,338	3,460	$147,991
Mark Van Sumeren	19,635	$310,767	1,415	$62,109
Grace R. den Hartog	11,130	$239,603	1,889	$83,246

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Pension Plan.    The Company provides retirement benefits under a defined benefit pension plan to substantially all teammates who had earned benefits as of December 31, 1996. Benefits under the pension plan are based upon both length of service and compensation and are determined under a formula based on an individual’s career average earnings and years of credited service. Benefits are computed on a straight life annuity basis and are not subject to offset for Social Security benefits or other amounts. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who had completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continued to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) retirement, death or termination of employment (with the exception of certain highly compensated teammates if the pension plan did not meet certain coverage requirements of the Internal Revenue Code). Mr. Smith and Mr. Colpo are the only Named Executive Officers who are participants in the pension plan and are eligible to receive a benefit at the normal retirement age of 65.

Supplemental Executive Retirement Plan.    The Company provides supplemental retirement benefits to certain teammates selected by the Committee under the SERP. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Mr. Smith, 65%, and the other Named Executive Officers, 60%) of the participant’s average base monthly salary (plus bonus for certain participants, including the Named Executive Officers) for the highest consecutive five out of the last ten years preceding his or her retirement. The SERP benefit to which a participant is entitled is reduced by any benefit payable under the Company’s pension plan, Social Security and any defined benefit pension plan of a prior employer. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 where their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the Named Executive Officers as of December 31, 2008, including the number of years of service credited to each such Named Executive Officer, under each of the pension plan and the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under these plans are payable as a monthly annuity for the life of the retiree.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year ($)
Craig R. Smith	Pension Plan SERP	7 20	$64,413 3,912,520	0
James L. Bierman	SERP	2	$1,936,993	0
Charles C. Colpo	Pension Plan SERP	14 27	$51,447 896,592	0
Mark Van Sumeren	SERP	5	$1,154,830	0
Grace R. den Hartog	SERP	6	$1,461,512	0

(1) The Company froze its defined benefit pension plan on December 31, 1996, and Mr. Smith and Mr. Colpo are the only Named Executive Officers who are participants in the pension plan and are eligible to receive a benefit at the normal retirement age of 65 (an estimated annual benefit of $10,144 to Mr. Smith and $11,747 to Mr. Colpo).

(2) Estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Smith, $562,352, Mr. Bierman, $296,313, Mr. Colpo, $186,844, Mr. Van Sumeren, $240,659 and Ms. den Hartog, $203,125. The calculation of present value of accumulated benefit assumes a discount rate of 6.20% and was based on the 2008 IRS Static Mortality Table. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

(3) Mr. Smith is eligible for early retirement under the SERP because he is 57 years old and has more than 15 years of service to the Company. He currently qualifies for approximately 68% of his full retirement benefits. No other Named Executive Officer qualifies for early retirement benefits under the SERP.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation Plan in which certain members of management are eligible to participate. This plan permits participants to defer salary and cash bonus paid during a year for which a deferral election is made. Deferred amounts earn interest based on a fixed income fund designated by the Committee. The following table sets forth information regarding contributions to, interest earned on and total balances in the Company’s deferred compensation plan for the Named Executive Officers in 2008.

(a)	(b)	(c)	(d)	(e)	(f)
Name (1)	Executive Contributions in Last Fiscal Year ($) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Craig R. Smith	—	—	—	—	—
James L. Bierman	—	—	—	—	—
Charles C. Colpo	—	—	—	—	—
Mark Van Sumeren	—	—	—	—	—
Grace R. den Hartog	$102,713	0	$6,328	0	$325,419

(1) Ms. den Hartog was the only Named Executive Officer who participated in the Company’s Deferred Compensation Plan in 2008.

(2) Represents the $102,713 reported under “Non-Equity Incentive Plan Compensation” for 2007 in the Summary Compensation Table.

(3) The Company does not make contributions to the Deferred Compensation Plan.

(4) Deferred amounts earn interest based on the rate of return on the Fidelity Managed Income Fund, which was 3.75% in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the Named Executive Officers under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the Named Executive Officers upon retirement are described under “Retirement Plans” on page 35 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2008.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Excise Tax Gross-up ($)	Total Termination Benefits ($)
Craig R. Smith (1) (2)
• Involuntary Termination Without Cause (3)	$1,954,816	$0	$20,817	$1,175,716	$0	$3,151,349
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	4,200,001	1,011,745	20,756	2,676,503	0	7,909,005

Jim Bierman (1) (2)
• Involuntary Termination Without Cause (3)	$512,191	$0	$9,531	$156,099	$0	$677,821
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	0	0	18,416	454,407	0	472,823

Charles C. Colpo (1) (2)
• Involuntary Termination Without Cause (3)	$851,591	$0	$24,374	$262,161	$0	$1,138,126
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	1,802,531	85,664	25,499	678,155	0	2,591,850

Mark A. Van Sumeren (1) (2)
• Involuntary Termination Without Cause (3)	$474,497	$0	$12,314	$213,789	$0	$700,600
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	1,591,932	0	25,839	564,921	0	2,182,692

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Excise Tax Gross-up ($)	Total Termination Benefits ($)

Grace R. den Hartog (1) (2)
• Involuntary Termination Without Cause (3)	$378,223	$0	$11,426	$220,700	$0	$610,349
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	1,597,500	0	23,470	612,468	739,327	2,972,765

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) A termination of employment due to death or disability entitles the Named Executive Officers to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. Finally, each Named Executive Officer would receive the following additional pension benefit (present value) if he or she had died on December 31, 2008, payable to the officer’s beneficiary: Mr. Smith $12,460, Mr. Bierman $0, Mr. Colpo $48,239, Mr. Van Sumeren $0, and Ms. den Hartog $0. See “Pension Benefits Table” on page 36 for the present value of accumulated benefits under the Company’s pension plans payable to each Named Executive Officer.

(3) See the discussion of the Company’s severance policy below for information on benefits payable to the Named Executive Officers upon involuntary termination without cause.

(4) See the discussion of the Company’s change in control agreements below for information on benefits payable to the Named Executive Officers upon a change in control. Calculation of the excise tax gross-up assumes a 40% individual income tax rate. Mr. Bierman has not entered into a change in control agreement with the Company.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 36.

(6) The amounts in this column represent the compensation to the Named Executive Officer due to accelerated vesting of equity awards. Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company.

Severance Policy.    The Company adopted a formal officer severance policy in 2005 that applies to corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. The policy was designed to provide consistent and fair treatment of these departing officers and is based upon the officer’s years of service to the Company. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period or one year, whichever is greater.

The Company provides for the following under its officer severance policy:

•

between 9 and 18 months (based on the Named Executive Officer’s years of employment by the Company) of base monthly salary plus monthly bonus (based on the lower of average monthly bonus earned over the previously completed three years or target bonus for the current year), payable in a lump sum;

•	a pro rata amount of any cash bonus earned during the year of termination based on the Company’s actual performance and the number of months worked during the year;

•	up to six months of outplacement services;

•	continuation of health benefits during the severance period; and

•	tax return preparation and financial counseling for length of severance period.

The severance policy also provides that, upon an involuntary termination without cause or resignation at the request of the Company, an executive officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination (except that in the case of pre-2005 option grants where the executive is over the age of 55 with more than 10 years of service to the Company, stock options vest upon employment termination and the executive is given a two-year period to exercise). In addition, a pro rata portion of the executive officer’s restricted stock awards vests at the date of employment termination based on the number of months worked during the vesting period.

Change in Control Agreements.    The Company has entered into change in control agreements with certain officers (including all of the Named Executive Officers except Mr. Bierman), the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The change in control agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) an adverse change in duties, responsibilities or title; (ii) a reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 20% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if a majority of the Company’s directors are replaced over a period of two consecutive years or less;

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 20% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

For the Named Executive Officers, the severance benefit is as follows:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to any excise tax charged to the executive officer as a result of the receipt of any change in control payments (each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater benefit after payment of the excise tax);

(iv)	continued participation for a period of two years after termination in the Company’s medical benefits and life insurance plans; and

(v)	all shares of restricted stock granted to the executive officer vest and all stock options vest and become immediately exercisable.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2009, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

In July 2008, the Company hired the son of Mr. Minor, Chairman of the Board of Directors of the Company, as Area Vice President. For 2008, Mr. Minor’s son received salary, annual incentive payment and other compensation totaling $148,367.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2010 annual meeting of shareholders must present such proposal to the Company’s Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 11, 2009, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by the Company’s Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 4 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to the Corporate Secretary of the Company not later than 90 days before the anniversary of the date of the first mailing of the Company’s proxy statement for the immediately preceding year’s annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2010 annual meeting not later than the close of business on December 11, 2009. The shareholder’s notice must include the information required by the Company’s Bylaws, including:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The Corporate Secretary must receive written notice of a shareholder proposal to be acted upon at the 2010 annual meeting not later than the close of business on December 11, 2009. The shareholder’s notice must contain the information required by the Company’s Bylaws, including:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in the Company’s Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 11, 2009

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

FOR SERVICES BY INDEPENDENT AUDITORS

Services subject to Audit Committee Approval

(1)	The Audit Committee must approve in advance all engagements to provide audit review and attest reports required under the securities laws.

(2)	Any other engagements must either be:

(a)	approved in advance by the Audit Committee or

(b)	entered into pursuant to these pre-approval policies and procedures, provided the Audit Committee is informed of each service.

(3)	The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies.

(4)	The Company may engage its independent auditors to perform services that are directly related to the independent audit function. These include:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

Approval Process

(1)	The Audit Committee, at its regular meetings, will approve engagement of the independent auditors for audits of employee benefit plans.

(2)	Each year, the Audit Committee will approve a total annual dollar budget for services for routine accounting consultation and related matters. A report on the nature of and amount of billings for such services will be presented to the Audit Committee at each quarterly meeting.

(3)	The Audit Committee will approve engagement of the independent auditors for assistance with debt, equity and other financing transactions, as well as merger and acquisition activity, and other permitted services, in advance. The Audit Committee will be provided a description of the services expected to be rendered, together with an estimate of cost. A report on the amount of billings for such services will be presented to the Audit Committee each quarter.

(4)	For services not addressed above, and not otherwise prohibited, the Audit Committee must approve engagement of the Independent Auditors in advance. Total fees for such services will be limited to no more than 10 percent of total audit fees for the year.

(5)	The pre-approval requirement is waived with respect to non-audit services provided:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the accountant during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

A-1

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, April 24, 2009 — 10:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

OWENS & MINOR, INC.

9120 Lockwood Boulevard, Mechanicsville, Virginia 23116

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held on Friday, April 24, 2009

The Proxy Statement, Annual Report, Form 10-K and other proxy materials are available at: http://bnymellon.mobular.net/bnymellon/omi

Owens & Minor, Inc.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 6, 2009 to facilitate timely delivery.

BAR CODE RESTRICTED AREA

Dear Owens & Minor, Inc. Shareholder:

The 2009 Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company”) will be held at the corporate headquarters of the Company, 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116, on Friday, April 24, 2009, at 10:00 a.m. (EDT).

Proposals to be considered at the Annual Meeting:

(1)	the election of the following four directors, each for a one-year term and until their respective successors are elected: John T. Crotty, Richard E. Fogg, James E. Rogers, and James E. Ukrop;

(2)	the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

The Board of Directors recommends a vote “FOR” Items 1 and 2.

The Board of Directors has fixed the close of business on March 3, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

CONTROL NUMBER
i
You may vote your proxy when you view the materials on the Internet. You will be asked to enter this 11-digit control number	g

44670

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website, www.owens-minor.com.

Meeting Location:

Owens & Minor, Inc., Corporate Headquarters

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

The following Proxy Materials are available for you to review online:

•	the Company’s 2009 Proxy Statement (including all attachments thereto);
•	the Proxy Card;
•	the Company’s Annual Report and Form 10-K for the year ended December 31, 2008 (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that are required to be furnished to shareholders.

To request a paper copy of the Proxy Materials (you must reference your 11 digit control number)

Telephone:	1-888-131-0164 (outside of the U.S and Canada call 201-680-6688)
Email:	shrrelations@bnymellon.com
Internet:	http://bnymellon.mobular.net/bnymellon/omi

ACCESSING YOUR PROXY MATERIALS ONLINE

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU VOTE YOUR PROXY

ELECTRONICALLY OR IF YOU WANT TO REQUEST A PAPER COPY OF THE PROXY MATERIALS.

The Proxy Materials for Owens & Minor, Inc. are available to review at:

http://bnymellon.mobular.net/bnymellon/omi

HAVE THIS NOTICE AVAILABLE

when you want to view your proxy materials online,

when you want to vote your proxy electronically or if you want to request a paper copy of the Proxy Materials.

VOTE BY INTERNET

Use the Internet to vote your shares. Have this card in hand when you access the above website.

On the top right-hand side of the website, click on “Vote Now” to access the electronic proxy card and vote your shares.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.

					Please mark your votes as indicated in this example		☒

	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS Nominess: 01 John T. Crotty 02 Richard E. Fogg 03 James E. Rogers 04 James E. Ukrop	☐	☐	☐	2. Vote to ratify KPMG LLP as our Independent registered public accounting firm for 2009.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “FOR ALL EXCEPT” box above and write that nominee’s name in the space provided below.)				I Will Attend Meeting		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Owens & Minor, Inc.	INTERNET http://www.eproxy.com/omi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the 2009 Annual Meeting of Shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/omi

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PROXY

OWENS & MINOR, INC.

Annual Meeting of Shareholders – April 24, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints J. Alfred Broaddus, Jr., Eddie N. Moore, Jr. and Peter S. Redding (and if the undersigned is a proxy, the substitute proxy) and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on April 24, 2009 at 10:00 a.m. (EDT), or at any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments
(Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Owens & Minor, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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